EXHIBIT INDEX

EXHIBIT A: Attachment to item 77D:
           Policies with respect to security investments

EXHIBIT B: Attachment to item 77H:
           Changes in control of registrant

EXHIBIT C: Attachment to item 77O:
           Transactions effected pursuant to Rule 10f-3

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EXHIBIT A:
Item 77D

	A number of changes to the investment policies of the Registrant's Portfolios, including the deletion of certain percentage limitations on particular types of investments made by the Portfolios, were made in connection with the simplification of the prospectus of American Skandia Advisor Funds, Inc. ("ASAF") as required by amended Form N-1A.
These changes generally were not intended to result in any change to the actual management of the Portfolios. The current investment policies of the Registrant's portfolios are described in detail in the prospectus included as part of Amendment No. 2 to the Registrant's Registration
Statement filed on March 1, 1999 and the prospectus and Statement of Additional Information included as part of Post-Effective Amendment No. 6 to ASAF's registration statement filed on February 26, 1999.



EXHIBIT B:
Item 77H

	All of the Registrant's interests are owned directly by portfolios of its two feeder funds, ASAF and Skandia Advisor Funds ("SAF"), which invest all of their investable assets in corresponding Portfolios of the Registrant. As a result of increases in the net assets of the ASAF Total Return Bond Fund, the Skandia PIMCO Total Return Bond Fund of SAF held less than 25% of the interests in the ASMT PIMCO Total
Return Bond Portfolio of the Registrant, and therefore may be deemed to have ceased to control such Portfolio.



EXHIBIT C:
Item 77O

	On December 14, 1998, the ASMT T. Rowe Price
International Equity Portfolio of the Registrant purchased one share of Nippon Telegraph & Telephone Corp. shares from Warburg Dillon Read in an underwritten offering of 1,000,000 such shares in which Robert Fleming Co., Ltd., an affiliate of the Portfolio's Sub-adviser, was a member of the selling syndicate. The Portfolio purchased the security at the public offering price of Y855,000 per share.

	Information provided by the Portfolio's Investment Manager to the Registrant's Board of Trustees prior to and at the April 21, 1999 meeting of the Board of Trustees contained information regarding these transactions through which the Board could make the determination required by paragraph (h)(3) of rule 10f-3 under the Investment Company Act. The information in the Investment Manager's report in turn was based on reports provided to the Investment Manager by the Portfolio's Sub-advisor.